EXHIBIT 99(i)
CHARTER
OF THE
JOINT AUDIT COMMITTEE
OF THE
BOARDS OF DIRECTORS
OF
COMM BANCORP, INC.
AND
COMMUNITY BANK AND TRUST COMPANY
Purpose
The purpose of the Joint Audit Committee (the “Committee”) of Comm Bancorp, Inc. and Community Bank and Trust Company (collectively, the “Company”) is to oversee the accounting and financial reporting processes and the audit functions. Specifically, the Committee assists the Boards of Directors’ oversight of:
•	The integrity of the Company’s financial statements;

•	The audit by the public accounting firm registered with the Public Company Accounting Oversight Board (the “registered public accounting firm”) of the Company’s financial reports;

•	The Company’s reports on internal controls;

•	The registered public accounting and internal auditing firms’ qualifications and independence; and

•	The performance of the Company’s internal audit function.
In addition, the Committee shall undertake the responsibilities described in this Charter, oversee compliance with all significant applicable legal, ethical and regulatory requirements related to accounting and financial matters and report regularly to the Boards of Directors concerning its activities.
Membership
The Committee shall consist of at least three members, all of whom are members of the Company’s Board of Directors, in good standing. Each member must satisfy the independence requirements applicable to the Securities and Exchange Commission, The NASDAQ Global Marketsm and any related banking laws. Committee members shall have knowledge of the primary industries in which the Company operates and must be able to read and understand fundamental financial statements, including the Company’s consolidated balance sheet, statement of income and comprehensive income, statement of changes in stockholders’ equity and statement of cash flow. At least one member of the Committee must be a financial expert having past employment experience in finance or accounting, requisite professional certificate in accounting or comparable experience or background which results in the individual’s financial sophistication, including being, or having been, a chief executive officer or other senior officer with financial oversight responsibilities. On an annual basis, the entire Boards of Directors, based on the recommendations of the Nominating and Corporate Governance Committee, shall appoint members of the Committee and select the Committee chairperson.
Authority
The Committee shall have sole authority for the selection, appointment, oversight and replacement of the registered public accounting and the internal auditing firms and approval of all terms of engagement, including compensation, for both audit and non-audit functions performed by these firms. The Committee shall be responsible to ensure the independence of the registered public accounting and internal auditing firms. Both the registered public accounting firm and the internal auditing firm are ultimately accountable to the Committee, as a representative of the stockholders. Accordingly, these firms will report directly to the Committee. The Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the internal auditor of the Company. The Committee has the authority to engage independent counsel, accountants or other advisors, as it deems necessary, to carry out its duties. Appropriate funding for such engagements and those of the registered public accounting and internal auditing firms will be determined by the Committee and provided by the Company. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to require the Company to provide the Committee with the support of one or more of the Company’s employees to assist it in carrying out its duties. The Committee may, at any time, request any officer or employee of the Company or any independent counsel, accountants or other advisors to attend a meeting of the Committee or to meet with any members of, or appointed representative of, the Committee.
Responsibilities
The Committee shall meet regularly and shall be responsible for assisting the Boards of Directors’ oversight of the integrity of the Company’s financial statements, the audit by the registered public accounting firm of the Company’s financial reports and the

Company’s reports on internal controls, the registered public accounting and internal auditing firms’ qualifications and independence, and the performance of the Company’s internal audit function.
The Committee shall be responsible for the interaction between the registered public accounting firm and the Company, including the resolution of any disagreements between management and this firm regarding accounting processes and financial reporting.
The Committee shall obtain from the registered public accounting firm a written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1, and shall engage in a dialogue with such firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the firm.
The Committee shall approve, in advance, all non-audit services, which may be performed by the registered public accounting firm. The Committee shall evaluate any proposed non-audit services to ensure these services are permissible by applicable laws or regulations.
The Committee shall review and approve the scope of the registered public accounting firm’s engagement and the plans of the internal auditing firm and the internal auditor of the Company in order to assure completeness of coverage, eliminate redundancy and promote the effective use of audit resources.
The Committee shall review the registered public accounting firm’s management letter and management’s response to this letter. The Committee shall also review all internal audit reports, and the reports provided by regulatory agencies, along with management’s response to these reports. The Committee shall ensure all audit findings of the registered public accounting and internal auditing firms have been resolved satisfactorily and within a timely manner.
The Committee shall review, in conjunction with the registered public accounting and internal auditing firms, and the Company’s internal auditor, executive and financial management, all critical accounting policies, practices and financial disclosures and the adequacy and effectiveness of the internal controls. When so indicated, the Committee should review management’s handling of any item that may have a material impact on the financial statements and identify material inadequacies and reportable conditions in the internal controls over financial reporting and compliance with laws and regulations.

The Committee shall have procedures in place which allow for the receipt and retention of, and response to, complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting and auditing matters.
The Committee shall review, on an annual basis, the charter of the Joint Audit Committee, reassessing the adequacy of this charter, and recommend any proposed changes to the Boards of Directors. The Committee shall ensure management’s timely public disclosure of any such amendments in accordance with regulatory guidelines, and in all events, post the amended charter on the Company’s website.
The Committee shall prepare the report to be included in the Company’s annual proxy statement.
The Committee shall review and approve all related party transactions.
Review with Finance management any significant changes to GAAP policies or standards.
Participate in a telephonic meeting among Finance Management, the Internal Audit Executive and the independent auditors before each earnings release to discuss the earnings release, financial information, use of any non-GAAP information, and earnings guidance.
Review and discuss with Finance management, internal Audit Executive and independent auditors the Company’s quarterly and periodic reports. Consider and review any significant findings and changes required in planned scope of their audit plan.
Reliance on Information
In performing their responsibilities, Committee members are entitled to rely on good faith and information, opinions, reports or statements prepared or presented by one or more officers or employees of the Company whom the Committee members reasonably believe to be reliable and competent in the matters presented, independent counsel, accountants or other advisors as to matters which the Committee members reasonably believe to be within the professional or expert competence of such person, or another committee of the Boards of Directors as to matters within its designated authority which the Committee members reasonably believe to merit confidence.

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